SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



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(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                          Exide Electronics

            (Name of Registrant as Specified In Its Charter)

                          Exide Electronics

   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


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

                     (Exide Electronics logo appears here)
                              8609 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                         919 872-3020 FAX 919 870-3100
                                                                January 26, 1996
Dear Shareholder:
     The 1996 Annual Meeting of Shareholders will be held at 9:00 a.m. on Tuesday, February 27, 1996, at the Corporate Headquarters of Exide Electronics Group, Inc., 8609 Six Forks Road, Raleigh, North Carolina. The matters on the meeting agenda are described in the attached Notice of Annual Meeting and Proxy Statement.
     If you are a shareholder of record, we urge that you send in your proxy promptly for the February 27 Annual Meeting, whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally the shares held in the name of your broker you also must obtain from the broker a proxy issued to you.
     A copy of the Company's 1995 Annual Report to Shareholders is enclosed. We would like to welcome as shareholders those persons who purchased the Company's stock during the past year.
                                      Sincerely,
                                      /s/ James A. Risher
                                      JAMES A. RISHER
                                      PRESIDENT AND
                                      CHIEF EXECUTIVE OFFICER
               YOUR PROXY IS IMPORTANT . . . PLEASE VOTE PROMPTLY

                         EXIDE ELECTRONICS GROUP, INC.
                              8609 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Exide Electronics Group, Inc.:
     The Annual Meeting of Shareholders of Exide Electronics Group, Inc. (the Company) will be held at its Corporate Headquarters, 8609 Six Forks Road, Raleigh, North Carolina, on Tuesday, February 27, 1996, at 9:00 a.m., Eastern Standard Time, for the following purposes:
     1. To elect two directors for three year terms ending in 1999, and, in each case, until their successors are elected and qualified (Proposal 1);
     2. To appoint independent public accountants (Proposal 2); and
     3. To transact such other business as may properly come before the meeting or any reconvened session thereof.
     The Board of Directors has fixed the close of business on January 9, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.
     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.
     This notice is given pursuant to direction of the Board of Directors.
                                      /s/ Nicholas J. Costanza
                                      NICHOLAS J. COSTANZA
                                      SECRETARY
Raleigh, North Carolina
January 26, 1996

                         EXIDE ELECTRONICS GROUP, INC.
                              8609 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                                PROXY STATEMENT
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 27, 1996
     The accompanying proxy is solicited by the Board of Directors of Exide Electronics Group, Inc. (Exide Electronics or the Company), for use at the Annual Meeting of Shareholders to be held on February 27, 1996, and at any reconvened session thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting. If a choice has been specified by the shareholder as to any matter referred to on the proxy, the shares will be voted accordingly. A shareholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or by notice to the Secretary at the meeting. At the meeting votes will be counted by written ballot.
     At the Annual Meeting shareholders will be asked to:
     1. Elect two directors for three year terms ending in 1999, and, in each case, until their successors are elected and qualified;
     2. Appoint independent public accountants; and
     3. Transact such other business as may properly come before the meeting or any reconvened session thereof.
     The election of directors will require the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Approval of proposal Two requires approval by the holders of a majority of the shares present in person, or represented by proxy, and entitled to vote. The transaction of all other business as may properly come before the meeting, or any reconvened session thereof, will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions will be considered present at the meeting for a particular proposal and will have the effect of negative votes since they are not affirmative votes for the proposal. With respect to broker non-votes, shares will not be considered present at the meeting for the particular proposal for which the broker withheld authority.
     Only shareholders of record as of the close of business on January 9, 1996, will be entitled to vote at the Annual Meeting. The approximate date on which this proxy statement and form of proxy were first sent or given to shareholders is January 26, 1996.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
     The capital stock of the Company outstanding consists of its Common Stock with a par value of $0.01 per share. As of the record date, 9,151,231 shares of Common Stock were outstanding and entitled to one vote. Authorized preferred stock of the Company consists of 2,000,000 shares of $0.01 par value preferred stock. On such date there were no preferred shares outstanding.
     The following table sets forth, as of the record date, all persons known by the Company to be the beneficial owners of more than 5% of any class of the voting securities of the Company. The information set forth below is based on beneficial ownership information contained in the most recent Schedule 13D or 13G filed on behalf of such holder or on information furnished by the holder to the Company.


COMMON STOCK

NAME AND ADDRESS                                   AMOUNT AND NATURE             PERCENT OF
OF BENEFICIAL OWNER                           OF BENEFICIAL OWNERSHIP (1)       COMMON STOCK
Massachusetts Mutual Life Insurance                   1,146,789(2)                12.5%
1295 State Street
Springfield, MA 01111
Duquesne Enterprises, Inc                             1,043,750                   11.4
Grant Building, Suite 240
Pittsburgh, PA 15219
Japan Storage Battery Co., Ltd                          645,273                    7.1
1 Inobaba-cho
Nishinosho Kisshoin
Minami-ku
Kyoto, Japan

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company shown as beneficially owned by them.
(2) Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, and MassMutual Participation investors own 802,752, 229,358 and 114,679 shares of Common Stock of the Company, respectively, which were converted on October 23, 1995 from $10,500,000, $3,000,000 and $1,500,000, respectively, of Exide Electronics Group, Inc. 8.375% Guaranteed Convertible Subordinated Notes due June 30, 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the record date, all directors, director nominees and named executive officers who are the beneficial owners of the Common Stock of the Company and such beneficial ownership by all executive officers and directors as a group:


COMMON STOCK

                                              SHARES OF COMMON           OPTIONS EXERCISABLE       PERCENT OF
NAME OF BENEFICIAL OWNER                        STOCK (1)(2)              WITHIN 60 DAYS(1)     COMMON STOCK (3)
Conrad A. Plimpton                                 353,885 (4)                 14,000(8)               4.0%
James A. Risher                                    273,090                     60,000(9)                3.6
Lance L. Knox                                      186,890                     14,000(8)                2.2
Wayne L. Clevenger                                  10,000                     14,000(8)                 *
Ron E. Doggett                                       3,000                      9,000(8)                 *
James E. Fowler                                      1,250 (5)                  2,750(5)(8)              *
David J. McLaughlin                                  3,300                     11,500(8)                 *
Chiaki Tanaka                                          -0- (6)                  9,000(6)(8)              *
Alden R. Schnaidt                                   30,000                     12,500(10)                *
Mark A. Ascolese                                    37,222                     13,500(11)                *
Marty R. Kittrell                                   36,814                     19,500(11)                *
William J. Raddi                                   115,000                     22,000(12)               1.5
All Executive Officers and Directors as a Group
(16 persons)                                     1,141,832 (4)(7)           1,373,707                  15.0%

  * Less than 1%.
                                       2

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock of the Company shown as beneficially owned by them.
 (2) Does not include options to purchase shares of Common Stock which are listed separately under the next column "Options Exercisable Within 60 Days".
 (3) Represents the percent of shares of Common Stock held and options exercisable within 60 days after the record date.
 (4) Includes 2,300 shares held by custodian for the Conrad A. Plimpton SERP Trust.
 (5) Does not include shares of Common Stock which may be owned directly by Inco Battery Holdings Corporation (Inco). Mr. Fowler, as a former officer of Inco, shared voting and investment power over any such shares acquired or granted through June 1993 and disclaims beneficial ownership of such shares. Mr. Fowler claims sole voting and investment power over 1,250 shares, and options to purchase 2,750 shares of Common Stock within 60 days, which were acquired or granted after June 1993.
 (6) Does not include 595,273 shares of Common Stock which were acquired July 1, 1995 upon conversion of the 5,100 shares of Series D Preferred Stock and 4,900 shares of Series E Preferred Stock held by JSB. Mr. Tanaka, as an officer of JSB, has shared voting and investment power over such shares. Mr. Tanaka disclaims beneficial ownership of such shares.
 (7) Does not include shares of Common Stock owned directly or beneficially by Inco. Mr. Fowler, as a former officer of Inco, shared voting and investment power over any such shares acquired or granted through June 1993 and disclaims beneficial ownership of such shares. Does not include 50,000 shares of Common Stock currently owned by JSB or 595,273 shares of Common Stock which were acquired upon conversion of 5,100 shares of Series D Preferred Stock and 4,900 shares of Series E Preferred Stock held by JSB. Mr. Tanaka, as an officer of JSB, has shared voting and investment power over such shares and disclaims beneficial ownership of such shares.
 (8) Does not include an option to purchase 1,500 shares of Common Stock which is not exercisable within 60 days after the record date.
 (9) Does not include an option to purchase 30,000 shares of Common Stock which is not exercisable within 60 days after the record date.
(10) Does not include an option to purchase 7,500 shares of Common Stock which is not exercisable within 60 days after the record date.
(11) Does not include an option to purchase 22,500 shares of Common Stock which is not exercisable within 60 days after the record date.
(12) Does not include an option to purchase 15,000 shares of Common Stock which is not exercisable within 60 days after the record date.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board of Directors consists of eight directors. The Certificate of Incorporation of the Company provides that the Board of Directors be divided into three classes of approximately equal size. Two directors are to be elected at this Annual Meeting for three year terms ending in 1999, and, in each case, until their successors are elected and qualified. Three directors were elected in 1994 for three year terms ending in 1997, and three directors were elected in 1995 for three year terms ending in 1998.

     The following table provides information as to the nominees of the Company for terms ending in 1999, and as to directors whose terms in office will continue:


NOMINEES                                         AGE    TERM TO EXPIRE
Lance L. Knox                                    51          1999
Wayne L. Clevenger                               52          1999

DIRECTORS CONTINUING IN OFFICE

Conrad A. Plimpton                               52          1998
James E. Fowler                                  63          1998
David J. McLaughlin                              59          1998
James A. Risher                                  53          1997
Ron E. Doggett                                   61          1997
Chiaki Tanaka                                    60          1997

     On July 1, 1995, Japan Storage Battery Co., Ltd. (JSB) exercised its option and converted all of the Series D Preferred Stock and Series E Preferred Stock into 595,273 shares of the Company's Common Stock. Prior to that, JSB, as holder of the Series D Preferred Stock and the Series E Preferred Stock had the right, voting as a class, to elect one director to the Company's Board of Directors. This right terminated upon the conversion of Series D and E Preferred Stock to Common Stock. Mr. Tanaka has been JSB's designee on the Board of Directors. Mr. Tanaka has indicated he will not seek reelection when his current term ends in 1997.
     As previously announced, the Company has entered into a definitive agreement to acquire the worldwide UPS business (Deltec) of Fiskars, OY AB (Fiskars). If the transaction is consummated, Fiskars would have two representatives on the Company's Board of Directors. The Company's Board of Directors would need to be enlarged from 8 to 10 persons to accommodate the two new members, who would take office after the acquisition becomes effective. Since the Deltec acquisition has not yet been consummated and since the Fiskars representatives have not yet been selected pursuant to the agreement, no such new members are being nominated for election to the Board of Directors at this time. Accordingly, even if the acquisition of Deltec is consummated prior to the 1996 Annual Meeting of Shareholders, the Company intends to expand the Board of Directors to 10 persons and fill the new directorships by action of the Board of Directors, as permitted by the Company's by-laws. However, in such event it would be the Company's intention to nominate the two Fiskars designees for election or ratification at the 1997 Annual Meeting of Shareholders. At least one of the new directorships would have an initial term expiring in 1999 (subject to reelection or ratification in 1997), since the by-laws require the classes of directors to be of approximately equal size; the initial term of the other directorship would be specified by the Board of Directors when the new directorships are created.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. KNOX AND CLEVENGER.

BIOGRAPHICAL INFORMATION -- DIRECTORS

     Mr. Clevenger has been a director since 1982. Mr. Clevenger has been Managing Director of MidMark Management, Inc., a private investment firm, since January 1990. He was President of Lexington Investment Company from 1985 to 1989. Mr. Clevenger is a director of United Wholesale, Inc., and Lionheart Industries, Inc.
     Mr. Doggett has been a director of the Company since 1991. Mr. Doggett has been Chief Executive Officer since 1985 and Chairman of the Board since 1987 of GoodMark Foods, Inc., a producer of snack foods.
     Mr. Fowler has been a director since 1985. Mr. Fowler has been a financial consultant since July 1994. He previously served as Assistant Comptroller of Inco Limited and as President of Inco Battery Holdings Corporation from 1983 until his retirement in 1994.
     Mr. Knox has been Vice Chairman of the Board and a director of the Company since 1982. Mr. Knox is a principal of The Lethbridge Group, Inc., a private investment firm, which he founded in 1988.
     Mr. McLaughlin has been a director since 1990. Mr. McLaughlin has been President of McLaughlin and Company Inc., a management consulting firm, since 1984. He has also been Executive Director of the Senior Personnel Executive Forum, a non profit association, since 1979. Mr. McLaughlin is a director of Scientific Atlanta, Inc., Smart & Final, Inc., Troy Biosciences, Inc., and Evolve, Inc.

     Mr. Plimpton has been Chairman of the Board and a director of the Company since 1982 and was Secretary from 1982 until 1991. Mr. Plimpton has been a Managing Director of the private investment firm of Plimpton & Company since 1979.
     Mr. Risher has been President, Chief Executive Officer, and a director since joining the Company in 1986. From 1984 through 1986, Mr. Risher was Senior Vice President of Distribution Operations of the Computer System Division of Motorola, Inc. From 1979 to 1984, Mr. Risher was employed by Wang Laboratories with his last position being Vice President of Marketing for Domestic Operations. Previously, Mr. Risher spent 12 years with IBM in various sales and marketing positions.
     Mr. Tanaka was elected as a director by the Board of Directors in 1992. Mr. Tanaka has been Managing Director, Power Supply Systems Division of JSB since 1990. He has been a director of GS-EE Co., Ltd., the Company's joint venture with JSB, since 1989.
     Mr. Knox was an officer of FGH Corp., which was an inoperative shell company, when that company filed for protection under Chapter 7 of the Bankruptcy Code in 1992.
     During fiscal 1995 the Board of Directors held eighteen meetings. During that period, all of the directors attended more than 75% of the meetings of the Board of Directors and meetings of the committees of the Board on which they served, except Mr. Tanaka. Mr. Tanaka is a resident of Japan and is also the representative on the Board for JSB, the holder of the Series D Preferred Stock and Series E Preferred Stock. Because of the time and logistics to travel from Japan, Mr. Tanaka does not attend all Board Meetings.

BOARD COMMITTEES -- COMPOSITION AND FUNCTIONS

     The Company's Board of Directors has an Audit Committee, an Executive Committee, and a Human Resources Committee. The Executive Committee also functions as a nominating committee. The Company has Board-approved framework and governance procedures for the operation of the Board of Directors and its various committees.
     The Board of Directors as a whole is responsible for the governance of the Company. It has Board-approved corporate governance framework and operating procedures which define responsibilities of the Chairman, the full Board, and the Committees, as well as the nature and scope, composition, and performance of Board members individually and collectively. The framework prescribes that there shall be a sufficient number of committees to conform to regulatory requirements, common corporate practice and company needs. The governance procedures also define the expectations for performance by each committee and the requirements for full Board review.
     AUDIT COMMITTEE. The Audit Committee consists of Messrs. Fowler (the Chairman), Clevenger, and Doggett. During fiscal 1995, the Committee held two meetings. The Audit Committee of the Board is the independent overseer of the Company's financial reporting process and provides an independent assessment of the Company's internal accounting controls. The Audit Committee is appointed annually by the Board of Directors and is composed of not less than two directors, none of whom may be an employee of the Company. As overseer of the financial reporting process, the Audit Committee is primarily concerned with the appropriateness of the Company's accounting policies, and the reliability and timeliness of information reported to all of the Company's constituencies. When assessing the Company's internal accounting controls, the Audit Committee is primarily concerned with the adequacy of the controls and procedures in preventing errors and irregularities, and in detecting errors and irregularities on a timely basis if they do occur.
     In the performance of its functions, the Audit Committee meets at least two times a year with members of the Company's management who have responsibility for the financial reporting process and the development, implementation, and maintenance of adequate internal controls; with the internal audit department, which has the responsibility to evaluate and test internal control systems; and with the independent external auditors, who have the responsibility to objectively assess the effectiveness of the financial reporting process and the adequacy of the internal controls and procedures for purposes of determining the nature, timing, and extent of their audit procedures.
     The Audit Committee reviews the annual financial statements of the Company prior to their submission to the Board of Directors. The Audit Committee also has authority to consider such other matters in relation to the Company's accounting principles and internal accounting controls as the Committee may determine to be desirable,
                                       5
and has authority to review transactions between the Company and its affiliates to determine if conflicts of interest exist. The Audit Committee reviewed and approved the nature, effectiveness and extent of the services provided by Arthur Andersen LLP, including services rendered in fiscal 1995, the costs and fees for such services and the effect of such fee arrangements on the independence of the auditors.
     EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Knox (the Chairman), Plimpton and Risher. During fiscal 1995, the Committee held four meetings. The Executive Committee of the Board reviews overall strategic plans and insures the existence of appropriate operating plans and budgets. The committee also deals with overall strategic and tactical issues relating to corporate development activities and makes recommendations to the Board. In addition, the committee functions as a nominating committee for the purposes of recruiting and selecting candidates for election to the Board of Directors. The Executive Committee maintains a file for director candidates and will consider candidates for director recommended by shareholders, when the recommendations are submitted in writing to the Secretary of the Company.
     HUMAN RESOURCES COMMITTEE. The Human Resources Committee consists of Messrs. McLaughlin (the Chairman), Knox, and Doggett. During fiscal 1995, the Committee held six meetings. The Human Resources Committee of the Board provides Board level counsel and independent review of executive compensation, management development plans, and the overall organization and executive resources of the Company. It is charged with the broad responsibility of assuring itself and the Board that (i) the Company has attracted and retained outstanding executive talent, provided for their development, and planned for succession to senior management positions, (ii) the compensation program reinforces the Company's general strategy and properly recognizes performance, and (iii) compensation levels are internally equitable and externally competitive. The Committee's primary focus is on corporate executives and other key general management positions.
     The principal functions of the Human Resources Committee are to consider and approve issues with respect to (i) compensation of officers of the Company,
(ii) grants of options under the Company's option plans, (iii) awards under the Company's Management Incentive Compensation Plan, and (iv) the Company's benefit plans. The Committee also considers and makes recommendations to the Board with respect to matters relating to the compensation of the chief executive officer, management organization, and succession.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company, and their respective ages, as of the record date are as follows:


NAME                          AGE               POSITION
James A. Risher               53    President and Chief Executive Officer
Conrad A. Plimpton            52    Chairman of the Board
Lance L. Knox                 51    Vice Chairman of the Board
Mark A. Ascolese              45    Senior Vice President and General Manager, the Americas Group
Nicholas J. Costanza          40    Vice President, Chief Administrative Officer, General Counsel and Secretary
Warren J. Johnson             47    Vice President and General Manager, International Power Machines and Emerging
                                         Technologies Group
Marty R. Kittrell             39    Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary
Thomas J. Marrelli            48    Vice President, Federal Systems Division(1)
Hermann G. P. Metzler         54    Vice President, International Operations
William J. Raddi              56    Senior Vice President, Chief Technology Officer and General Manager, Small Systems
                                         Group
Alden R. Schnaidt             47    Vice President and General Manager, Large Systems Group

(1) Mr. Marrelli resigned from the Company December, 1995.

BIOGRAPHICAL INFORMATION -- EXECUTIVE OFFICERS

     Certain information concerning the Company's executive officers is set forth below, except that information concerning Messrs. Risher, Plimpton and Knox is set forth above under the caption "Biographical Information -- Directors."
     Mr. Ascolese joined the Company in 1985 and assumed his current position as Senior Vice President and General Manager, the Americas Group in October 1995. Mr. Ascolese has served in various customer service, sales management and General Manager capacities since becoming a Vice President in 1987. He was Vice President and General Manager, Worldwide Services Group from 1992 to January 1995, and Senior Vice President and General Manager, North American Field Operations from January to October 1995.
     Mr. Costanza joined the Company's predecessor in 1980 and assumed his current position as Vice President, Chief Administrative Officer, General Counsel and Secretary in November 1995. As Chief Administrative Officer, Mr. Costanza has assumed worldwide responsibility for Human Resources. Mr. Costanza held various legal positions prior to being promoted to Vice President and Chief Legal Counsel in 1986. He was elected Secretary in 1991.
     Mr. Johnson joined the Company's predecessor in 1978 serving in various financial and managerial capacities until he assumed his current position as Vice President and General Manager, International Power Machine and Emerging Technologies Group in September 1995. From 1989 to 1992, Mr. Johnson was Vice President and General Manager, Office Systems Group. From 1992 to 1995, he was Vice President, Corporate Development, and from February to September 1995, he was Vice President and General Manager, International Power Machines.
     Mr. Kittrell joined the Company in 1989 as Vice President and Chief Financial Officer and Treasurer. He was elected Assistant Secretary in 1991.
     Mr. Marrelli joined the Company in 1989 as Vice President, Federal Systems Division. Mr. Marrelli resigned from the Company in December 1995.
     Mr. Metzler joined the Company in 1984 as Manager of International Sales and Service. From 1985 until 1989, he served as Director of International Marketing and Sales, at which time he assumed his current position of Vice President, International Operations.
     Mr. Raddi has been with the Company and its predecessors since 1962 and has served in various engineering, development, and manufacturing capacities. In 1990, he assumed the title of Senior Vice President and Chief Technology Officer. In 1992, he assumed the additional position of Senior Vice President and General Manager, Small Systems Group.
     Mr. Schnaidt joined the Company in 1986 as Director of Manufacturing, was promoted to Vice President, Manufacturing Operations in 1988, and assumed his current position in 1992.
                                       7

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board's Human Resources Committee (the Committee), composed of Messrs. McLaughlin, Knox, and Doggett, independently reviews executive compensation and provides Board-level counsel on matters relating to such compensation. In exercising its responsibilities, the Committee has solicited the advice and counsel of independent accountants, benefits consultants, and outside legal counsel in connection with issues relating to the design of executive compensation plans, and attendant accounting and legal considerations.
     The principal functions of the Committee are to consider and approve issues with respect to (i) compensation of officers of the Company, (ii) grants of options under the Company's option plans, (iii) awards under the Company's Management Incentive Compensation Plan, and (iv) the Company's benefit plans. The Committee also considers and makes recommendations to the Board with respect to matters relating to the compensation of the chief executive officer, management organization, and succession.
     The Committee has prepared the following report, which addresses the compensation policies applicable to the Company's executive officers and discusses the specific relationship of corporate performance to executive compensation for fiscal 1995.

NATURE OF COMPANY BUSINESS

     Exide Electronics designs, manufactures, markets and services a broad line of uninterruptible power systems (UPS), related equipment, and power management and facilities monitoring software. UPS products protect computers and other sensitive electronic equipment against electrical power distortions and interruptions by providing temporary backup power from batteries in the event of an outage. The Company's broad range of UPS products include small systems for use with personal computers, workstations, client/server platforms, local and wide area networks (LANS and WANS), and large standard or customized systems for use with mainframe computers, data centers and similar applications. The Company's power management software products monitor, track and communicate electrical power data and other related environmental events in an enterprise's power, network and computer systems infrastructure. The power management software products thereby give enterprises the ability to control information technology and power systems more effectively.
     Although there are many competitors in the UPS industry, Exide Electronics is one of three companies competing on a worldwide basis with a full line of UPS products and believes that it is one of the largest worldwide independent suppliers of UPS products.
     In this highly fragmented industry, the Company must compete against subsidiaries of large industrial companies, rapidly growing independent companies, and non-U.S. companies for qualified personnel. Its compensation program needs to be competitive against a broad universe of different sizes and types of companies.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     COMPENSATION PHILOSOPHY. The Committee establishes the compensation paid to each executive officer and the relationship of compensation paid to Company performance. The executive compensation program is based on the strong belief that a performance-based program which encourages ownership in the Company will align both annual and long-term interests of the Company and its stockholders with those of management. Exide Electronics is dedicated to achieving global leadership in a highly competitive industry and to delivering superior shareholder value. The mission of the Company is to be a profitable, customer-driven company providing innovative, high quality products and services for protected electrical power requirements used in supporting mission-critical applications. With this in mind, the executive compensation program objectives are as follows:
     * To provide a competitive compensation program in order to attract, and motivate qualified personnel for positions of substantial responsibility in order to promote the success of the Company's business.
     * To serve as a management tool in focusing and directing the energies and efforts of key executives toward achieving individual, Company, strategic business unit, and distribution organization goals.
     * To provide a long-term incentive for the executive to continue providing service to the Company by linking the success and prosperity of the individual to the success and prosperity of Exide Electronics.
     CASH AND TOTAL COMPENSATION. Total cash compensation consists of base salary and annual cash incentives. A total cash compensation target is established for each position using benchmark survey comparisons. The actual payment of the annual cash incentive portion of the total cash compensation is based on the financial performance of the Company.
     To determine the competitive level of total compensation (including short-term and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries. Most factors of the compensation program are positioned around the 50th percentile of the competitive range, with the ability to earn proportionately higher or lower total compensation based upon achievement of established business performance objectives.
     The competitive range is compiled from data obtained from the American Electronics Association, Radford Associates and Executive Compensation Service, Inc. The American Electronics Association compiled survey data from 444 member firms. Radford Associates, a subsidiary of Alexander and Alexander Consulting Group, compiled survey data from 375 similar high technology companies. Executive Compensation Service, Inc., a subsidiary of the management consulting firm of Wyatt Data Services, Inc., compiled survey data from 243 durable goods manufacturing firms. Given the Company's particular market, there are few direct competitors for which there is publicly available data. For compensation comparison purposes, the surveys mentioned comprise data from manufacturing companies with international scope that are market driven, technology based, cost oriented, and experiencing growth and sales volume similar to the Company.
     BASE SALARY. The Committee reviews executive base salaries on a regular basis and provides, in keeping with its executive compensation philosophy, for base salaries in the middle range of competitive salary levels, with adjustments made to reflect individual performance, experience and contributions. A discussion of chief executive officer compensation is set forth below under the caption "CEO Compensation."
     MANAGEMENT INCENTIVE COMPENSATION PLAN. Exide Electronics maintains a formalized annual incentive opportunity for key executives supportive of the business planning process, which generates 50th percentile awards in comparison to the survey groups described above based upon the achievement of targeted Company results. Proportionately higher or lower awards are achieved if results are above or below target. The program objective is to retain and motivate key executives and managers by providing primarily cash awards for goal achievement. Under the plan, bonuses are payable based on the Company achieving predetermined goals established annually by the Board of Directors. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year. Bonus amounts vary depending upon the extent to which the Company meets, does not meet, or surpasses its performance goals. In fiscal 1995, the Company goals included targets for revenues, income before income taxes and return on net assets as set by the Board of Directors. In addition, annual individual performance goals are set by the Board for bonus purposes. The bonus payable to a particular individual for fiscal 1995 is computed based upon actual performance in relation to a combination of the aforementioned Company goals. Company targets and individual objectives are weighted 70% and 30%, respectively. A discussion of chief executive officer compensation is set forth below under the caption "CEO Compensation."
     In fiscal 1995, business unit executive officers were measured 60% on the financial performance of their business units (revenue, income before tax and cash flow), 10% on the Company's financial performance as measured by income before tax and 30% on individual factors. The relative weighting of each factor for each business unit varies based on the maturity of the business unit's market and the potential for growth. Corporate staff executive officers are measured 30% on income before tax, 25% on return on net assets, 15% on operating margin and 30% on individual factors. A discussion of chief executive officer compensation is set forth below under the caption "CEO Compensation."
     Each eligible grade level is assigned a fixed percentage of annual salary as the target, on-plan annual incentive opportunity. For executive officers, this ranges from 30 percent to 45 percent of annual salary. A discussion of chief executive officer compensation is set forth below under the caption "CEO Compensation."
     In fiscal 1995, the Company achieved record revenues of $391 million, an increase of 7.4% over the prior year. Income before income tax, excluding nonrecurring charges for costs related to a merger accounted for as a pooling-of-interests, for litigation, and for expenses related to a potential acquisition, increased by 7.2% to $19.8 million. Based on the plan, six executive officers and twelve key managers were awarded bonuses, receiving a total payout of $658,500.

     SUPPLEMENTARY MANAGEMENT INCENTIVE PLAN. In November 1994, the Company adopted a supplementary plan to motivate executives with matching cash awards designed to extinguish individual notes associated with 1988 and 1989 stock purchase agreements (described below under the caption "Certain
Agreements -- Stock Purchase Agreements") in a way that retained and enhanced each of nine key executive officers' equity positions in the Company, including the chief executive officer. Under this plan, executives in good standing who have paid for the purchase of Common Stock by promissory notes prior to the Company's 1989 initial public offering are eligible to receive matching contributions up to individually set annual limits during calendar years 1995 through 1999 of 50% of the executives' voluntary prepayments of the balances outstanding under their notes. The match amounts are grossed up and tax assisted. The maximum annual contribution by the Company is limited to $200,000 per calendar year, allocated among eligible executives based on performance and their outstanding note balance. If the maximum contribution of $200,000 is not reached by the end of each year of the plan, the Committee has the ability to let executives contribute over their individual maximums. Any portion of the maximum annual contribution remaining unused at the end of the calendar year will be retired and will not increase the maximum for future calendar years. In calendar 1995, all eligible executive officers participated. Voluntary prepayments totaled $240,000. Company contributions, including match and gross-up, totaled the maximum $200,000.
     1989 STOCK OPTION PLAN. Exide Electronics provides long-term incentive through the 1989 Stock Option Plan (1989 Option Plan) which was adopted in 1989. The 1989 Option Plan is intended to foster management team cohesion and positively align and reinforce management and shareholder interests. The 1989 Option Plan is structured to allow the Committee discretion in creating employee equity incentives which assist the Company in motivating and retaining the appropriate talent needed to conduct its business successfully. Key managers as well as executive officers are eligible for grants under the plan, which seeks to implement the Company's long-term incentive approach primarily through the utilization of nonstatutory options. Awards are at the 50th percentile of the compensation range of the survey groups previously described reflecting a total compensation philosophy that factors in long-term corporate performance as captured by stock price and increased shareholder value. The Company believes that the 1989 Option Plan encourages superior performance that can result in significantly enhanced shareholder value which would result in compensation at a higher percentile of the competitive range.
     The 1989 Option Plan provides for the grant of nonstatutory options, incentive stock options (as defined in the Internal Revenue Code of 1986)(ISOs), stock appreciation rights (SARs), restricted shares and restricted stock units
(RSUs), not to exceed 550,000 shares of the Company's Common Stock in the aggregate, subject to adjustments in the event of a stock split, merger or similar occurrence. No more than 200,000 of the shares may be covered by restricted shares or RSUs. Awards of restricted shares are made to recognize and reward unusual or extraordinary contributions or for recruitment of senior executives.
     The Company generally limits the grant of options under the Stock Option Plan so that at no time will there be outstanding options, whether granted under the Stock Option plan or otherwise, that in the aggregate would cover shares numbering in excess of 10% of the number of shares of Common Stock issued and outstanding at the time of grant, subject to discretionary adjustment by the Board of Directors for unusual circumstances. The purchase price for each share of common stock subject to an option is the fair market value of the common stock as reported by the NASDAQ National Market on the date the option is granted as determined by the Committee. If any option granted under the plan expires or terminates without having been exercised in full, or any restricted shares or RSUs are forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted shares or RSUs may be used again for new grants under the plan. There have been no issuances of ISOs, SARs or RSUs to named executive officers during fiscal 1995.
     1995 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN. In order to ensure that there was a sufficient number of stock options and restricted stock available to meet the intent and purpose of stock incentive programs determined in the long term interests of the Company, the 1995 Employee Stock Option and Restricted Stock Plan (the 1995 Option Plan) was adopted in 1995. The board believes that stock options are important to increase the incentive and encourage the continued service and employment of officers and employees by facilitating their purchase of a stock interest in the Company.
     Under the terms of the 1995 Option Plan, 750,000 shares of the Company's Common Stock are reserved for issuance. The 1995 Option Plan provides for the grant of options that are intended to qualify as ISOs as defined under Section 422 of the Code, nonqualified options, and restricted stock. Unlike the 1989 Option Plan, it does not provide for SARs. It is administered by the Committee, which selects the officers and employees of the Company and its subsidiaries to whom options may be granted.
     With respect to the grant of options, the Committee is charged with determining the option exercise price, the vesting schedule and expiration of options, all in accordance with the Plan. The maximum number of shares subject to options that can be granted under the 1995 Option Plan to any executive officer or other employee of the Company or any subsidiary is 300,000 shares during the first ten years of the 1995 Option Plan and 50,000 shares per year thereafter.
     With respect specifically to ISOs, no person may receive any ISO if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Company. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year. No incentive stock option may be granted more than 10 years after the effective date of the 1995 Option Plan.
     The Committee determines the service requirements and performance goals to which awards of restricted stock are subject. The maximum number of shares of restricted stock that can be granted under the 1995 Option Plan to any executive officer or other employee of the Company or any subsidiary is 300,000 shares during the first ten years of the 1995 Option Plan and 50,000 shares per year thereafter. At its discretion, the Committee may grant restricted stock subject to objective performance goals established prior to April 15 of the year in which the grant is made and while the outcome is substantially uncertain. Performance goals must be in accordance with the terms of the 1995 Option Plan.
     FISCAL 1995 OPTION GRANTS. Currently, there are eight executive officers and one hundred three key managers who have been granted options under the 1989 Option Plan and 1995 Option Plan since inception. Awards, generally of nonstatutory options, are made from time to time to recognize current and potential contributions, the number and value of options currently held relative to other executive officers, and with the objective of providing competitive long-term compensation opportunities. During fiscal 1995, Messrs. Risher, Schnaidt, Ascolese, Kittrell and Raddi were awarded an option to purchase 40,000, 10,000, 30,000, 15,000, and 20,000 shares, respectively, to recognize their ongoing contributions enhancing the market and financial position of the company. The award's were based on the value and number of options they held relative to other executive officers and to their peers at other large companies with which we compete for resources.
     401(K) RETIREMENT BENEFIT PLAN. The Company maintains a savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986 for the benefit of all active U.S. employees. Employees may elect to defer from Federal income tax up to 15% of their total compensation up to the annual statutory maximum, which is $9,240 for calendar year 1995. The Company contributes to the employee's account an amount equal to 2% of an employee's total annual compensation up to $150,000 for calendar year 1995 and, in addition, matches up to 4% of an employee's contributions at a rate of 50 cents on the dollar. In addition, the Committee may recommend that the Board of Directors make additional discretionary contributions each year based on the Company meeting certain profit objectives. In fiscal 1995, the Company made no additional discretionary contributions.

CEO COMPENSATION

     As indicated previously, the Company's executive compensation program is reviewed annually and in fiscal 1995 was based upon business performance and the achievement of individual objectives. This pay for performance is most clearly exemplified in the compensation of Mr. Risher, the Company's chief executive officer. The chief executive officer's base salary and total compensation are positioned around the 50th percentile of the competitive compensation range as described above. Proportionately higher or lower awards are achieved if results are above or below target. Mr. Risher's goals for fiscal 1995 were weighted 75% for Exide Electronics' financial performance, (30% on the Company's income before tax, 30% on return on net assets, 15% on operating margins); and 25% on individual factors. The two primary financial performance goals were tied to income before taxes and return on net taxes. Strategic positioning goals generally consisted of achieving specific revenue and growth targets for each strategic business unit, the completion of several business acquisitions, the continued focus on cost effective manufacturing, the increase in productivity and total quality management, and the enhancement of market position. The organizational goals included a multiyear focus on improving managerial capabilities and increasing the number of experienced executives to meet the human resource needs of the Company. A primary focus is to improve the overall effectiveness of the organization through establishing an appropriate structure to
                                       11
meet business objectives. Another key focus is on succession planning and management training and development.
     In its annual review of Mr. Risher's performance, the Committee considered the Company's financial improvements in fiscal year 1995. The Company had record revenues of $391 million and income before tax, excluding nonrecurring charges for costs related to a merger accounted for as a pooling-of-interests, for litigation, and for expenses related to a potential acquisition, of $19.8 million. This fiscal year saw a continuation of the Company's most successful product launch, the Powerware Prestige Family, successful distribution growth and development, and integration of the Company's 1994 and 1995 acquisitions. The Company's strengthened financial position, together with Mr. Risher's achievement of individual objectives described above, resulted in a total cash compensation to Mr. Risher at approximately the 50th percentile.

     SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS:

               David J. McLaughlin, Lance L. Knox, Ron E. Doggett

HUMAN RESOURCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee performs the functions of a compensation committee for the Board of Directors. The current members of the Human Resources Committee are Messrs. McLaughlin, Knox, and Doggett. Mr. Knox currently serves as Vice Chairman of the Board and has served in that position since 1982. Mr. Knox was paid $50,000, plus an expense allowance of $25,000, for his service in that role in 1995 for the Company as described below under the caption "Compensation of Directors."

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Summary Compensation Table indicates the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued to the Chief Executive Officer and the four other highest paid executive officers (named executive officers), for services rendered in all capacities during the fiscal years ended September 30, 1995, 1994, and 1993, respectively. The Company does not have any long term incentive, defined benefit or actuarial plans.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM COMPENSATION
                                                                                                            AWARDS
                                                                                                                 SECURITIES
                                                                ANNUAL COMPENSATION                RESTRICTED    UNDERLYING
                NAME AND                                                        OTHER ANNUAL         STOCK        OPTIONS/
           PRINCIPAL POSITION               YEAR    SALARY($)    BONUS($)     COMPENSATION($)      AWARDS($)      SARS(#)
James A. Risher President and Chief         1995      374,999     160,000          126,159(1)              0        40,000
  Executive Officer                         1994      349,992     200,000          123,597(1)              0             0
                                            1993      349,992     250,000          105,100(1)              0             0
Alden R. Schnaidt                           1995      175,000     104,000                 (2)              0        10,000
  Vice President & General Manager, Large   1994      136,000      31,300                 (2)              0             0
  Systems Group                             1993      133,000      63,000                 (2)              0             0
Mark A. Ascolese                            1995      189,000      68,000                 (2)              0        30,000
  Senior Vice President & General           1994      184,500      65,100                 (2)              0             0
  Manager, the Americas Group               1993      126,166      64,100                 (2)              0             0
Marty R. Kittrell                           1995      200,000      55,000                 (2)              0        15,000
  Vice President, CFO, Treasurer, and       1994      170,833      63,900                 (2)              0        15,000
  Assistant Secretary                       1993      160,000      90,000           32,771(1)              0             0
William J. Raddi                            1995      200,000      45,000                 (2)              0        20,000
  Senior Vice President, Chief Technology   1994      180,000      47,300           24,568(1)              0             0
  Officer, General Manager, Small Systems   1993      180,000      55,000           27,098(1)              0             0
  Group
                NAME AND                       ALL OTHER
           PRINCIPAL POSITION              COMPENSATION(3)($)
James A. Risher President and Chief               51,675
  Executive Officer                               55,006
                                                  48,302
Alden R. Schnaidt                                 14,533
  Vice President & General Manager, Large         16,252
  Systems Group                                   13,673
Mark A. Ascolese                                  13,204
  Senior Vice President & General                 14,348
  Manager, the Americas Group                     11,132
Marty R. Kittrell                                 11,384
  Vice President, CFO, Treasurer, and             14,750
  Assistant Secretary                             13,064
William J. Raddi                                  45,463
  Senior Vice President, Chief Technology         48,013
  Officer, General Manager, Small Systems         42,299
  Group

(1) Includes the following reported amounts for particular perquisites which exceed 25% of the total amount of perquisites for the named executive officers.

                                                                                REIMBURSEMENT
                                        REIMBURSEMENT          AUTOMOBILE        FOR PAYMENT
                            YEAR     OF LOAN INTEREST ($)     ALLOWANCE ($)     OF TAXES ($)
James A. Risher             1995          --                      35,597            41,624
                            1994          --                      38,376            32,687
                            1993          --                      36,868            25,188
William J. Raddi            1994            10,306                 9,000                --
                            1993             9,898                 9,000             6,900
Marty R. Kittrell           1993            12,902                 9,000             6,947

(2) Total perquisites were less than 10% of total fiscal salary and bonus.
(3) The totals in this column reflect the aggregate value of the Company contributions under the 401(k) Retirement Benefit Plan and the portion of the premiums paid by the Company in the covered fiscal year under a "split-dollar" insurance arrangement. Company contributions under the 401(k) Retirement Benefit Plan and the premiums paid by the Company net of payments made by each named executive under the insurance arrangement for the named executives for fiscal 1995 are as follows:

                               401(K)      INSURANCE
James A. Risher                $ 5,000      $46,675
Alden R. Schnaidt                7,170        7,363
Mark A. Ascolese                 7,725        5,479
Marty R. Kittrell                6,817        4,567
William J. Raddi                 6,600       38,863

STOCK OPTIONS AND SARS

     The following table sets forth all material terms with regard to grants of stock options to each of the named executive officers during the fiscal year ended September 30, 1995. All such grants were made under the 1995 Option Plan. No SARs have been granted under the 1989 Option Plan or the 1995 Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                                 % OF
                                                 TOTAL
                                  NUMBER OF     OPTIONS                            POTENTIAL REALIZABLE
                                  SECURITIES    GRANTED                              VALUE AT ASSUMED
                                  UNDERLYING      TO       EXERCISE                ANNUAL RATES OF STOCK
                                   OPTIONS     EMPLOYEES   OR BASE                  PRICE APPRECIATION
                                   GRANTED     IN FISCAL    PRICE     EXPIRATION      FOR OPTION TERM
NAME                                (#)(1)     YEAR (2)     ($/SH)       DATE      5%($)(3)   10%($)(4)
James A. Risher                     40,000        14.9%     16.375    02/27/2005    411,926    1,043,901
Alden R. Schnaidt                   10,000         3.7%     16.375    02/27/2005    102,982      260,975
Mark A. Ascolese                    30,000        11.2%     16.375    02/27/2005    308,944      782,926
Marty R. Kittrell                   15,000         5.6%     16.375    02/27/2005    154,472      391,463
William J. Raddi                    20,000         7.4%     16.375    02/27/2005    205,963      521,951

(1) Stock options may be exercised with respect to (i) one-fourth of the shares one year from grant date, (ii) two-fourths of the shares two years from grant date, (iii) three-fourths of the shares three years from grant date and (iv) for all of the shares four years from grant date.
(2) In fiscal 1995, 291,987 stock options were granted to all employees as a group.
(3) Represents gain before income taxes; assumes an appreciated stock price of $26.67 at February 27, 2005.
(4) Represents gain before income taxes; assumes an appreciated stock price of $42.47 at February 27, 2005.
     The following table sets forth information with regard to exercises of stock options during the fiscal year ended September 30, 1995, by each of the named executive officers and the fiscal year-end value of all unexercised options held by such individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            NUMBER OF
                                                                                           SECURITIES            VALUE OF
                                                                                           UNDERLYING           UNEXERCISED
                                                                                           UNEXERCISED         IN-THE-MONEY
                                                                                           OPTIONS AT           OPTIONS AT
                                                NO. OF SHARES                                FY-END               FY-END
                                                 ACQUIRED ON                              EXERCISABLE/         EXERCISABLE/
NAME                                               EXERCISE       VALUE REALIZED ($)    UNEXERCISABLE (#)    UNEXERCISABLE (1)
James A. Risher                                      -0-                  -0-               50,000/40,000    $ 112,500/$95,000
Alden R. Schnaidt                                    -0-                  -0-               10,000/10,000        37,500/23,750
Mark A. Ascolese                                     -0-                  -0-                6,000/30,000        22,500/71,250
Marty R. Kittrell                                    -0-                  -0-               15,750/26,250        45,000/35,625
William J. Raddi                                     -0-                  -0-               17,000/20,000        63,750/47,500

(1) Closing price of the Common Stock of the Company at September 30, 1995, was $18.75.
                                       14

COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the S&P 500 Stock Index, and a nationally recognized industry group, the Dow Jones Electrical Components and Equipment Industry Group, since the Company went public in December 1989.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG EXIDE ELECTRONICS GROUP, INC.
    DOW JONES ELECTRICAL COMPONENTS and EQUIPMENT INDUSTRY GROUP, and S&P 500
                      FISCAL YEARS ENDING SEPTEMBER 30

                Chart appears here with the following points:

                1991(1)     1992(1)     1993(1)     1994(1)     1995(1)
XUPS             77           178         263         272         234
(Exide Electronics)
ELQ             130           144         167         184         228
(Dow Jones Electrical Components
and Equipment Industry Group (ELQ)
S&P 500         131           146         165         171         222
S&P 500 Index (S&P 500)

                    ASSUMES $100 INVESTED ON OCTOBER 1, 1990
                          ASSUMES DIVIDENDS REINVESTED

(1) Closing price of the Common Stock on September 30, 1991, 1992, 1993 and 1994, and September 29, 1995 was $6.125, $14.25, $21.00, $21.75, and $18.75,
    respectively.

COMPENSATION OF DIRECTORS

     Mr. Risher is not compensated separately for his services as a director. In fiscal 1995 Mr. Plimpton was paid $55,000 per year and Mr. Knox was paid $50,000 per year for their service in the roles of Chairman and Vice Chairman, respectively. Each was paid an expense allowance of $25,000 per year. Each of the directors was paid an annual retainer of $16,000 and each committee chairman received an additional annual retainer of $3,000. Effective July 1, 1995, the annual retainer to each of the directors was increased to $20,000 and the additional annual retainer to each committee chairman was increased to $5,000. Each of the directors was also paid a fee of $1,000 for each Board meeting and Board committee meeting attended and $500 for each telephone Board meeting, plus expenses. Messrs. Plimpton and Knox receive the retainers and Board meeting fees that the other Board members receive. Mr. Tanaka transfers his compensation to JSB.
     In addition to the amounts received above, in connection with an agreement with the Company whereby Mr. Clevenger consults with the Company on corporate development opportunities, Mr. Clevenger received $2,000 per month during fiscal 1995. This agreement was not renewed for fiscal 1996. The Company paid group insurance premiums on behalf of Mr. Plimpton in the amount of $3,990.

     1989 DIRECTOR PLAN. In October 1989, the Board adopted the Non-Employee Directors Stock Option Plan (1989 Directors Plan) under which (i) each new director who is not also an employee of the Company is entitled to receive on the date he or she commences service as a director an option to purchase 2,500 shares of Common Stock, and (ii) each director of the Company who is not also an employee of the Company is entitled to receive annually on February 28, beginning in 1990, an option to purchase 2,500 shares of Common Stock, in both cases subject to adjustments for stock splits, mergers or similar occurrences. The purchase price of each share of Common Stock subject to an option granted pursuant to the 1989 Directors Plan will be the fair market value of the Common Stock on the date the option is granted.
     Each option granted under the 1989 Directors Plan generally will expire 10 years from the date of grant. Except in the event an optionee ceases to be a member of the Board, each option granted under the 1989 Directors Plan will become exercisable for 1,250 shares of Common Stock one year following the date of grant and exercisable for the remaining 1,250 shares two years following the date of grant. In general, when an optionee ceases to be a member of the Board upon retirement or with the consent of the Board, all his options will become fully exercisable. The Board may terminate the plan at any time. Under the 1989 Directors Plan, options for 23,750 shares of Common Stock have been exercised as of September 30, 1995. Of this total, options to purchase 10,000 shares of Common Stock have been exercised by Inco, which owned beneficially the options granted to Mr. Fowler, and options to purchase 7,500 shares of Common Stock have been exercised by former directors.
     1995 DIRECTORS STOCK OPTION PLAN. In 1995 the 1995 Directors Stock Option Plan (1995 Directors Plan) was adopted for participation by the seven non-employee directors of the Company. At December 31, 1994, there were no further options available for grant to directors under the Company's 1989 Directors Plan. The board believes that stock options are important to increase the incentive and encourage the continued service of directors by facilitating their purchase of a stock interest in the Company. For fiscal 1995, the Board increased the annual option to purchase shares of Common Stock from 2,500 to 3,000.
     Under the terms of the 1995 Directors Plan, 150,000 shares of the Company's Common Stock are reserved for issuance. The 1995 Directors Plan provides that each non-employee director of the Company is granted an option to purchase 3,000 shares of stock as of the date of the director's commencement of service as a director. Thereafter, a non-employee director is granted an additional option to purchase 3,000 shares of stock immediately following the annual election of directors if he or she continues to be a non-employee director on the board. The per-share option exercise price of each of these options is the fair market value of a share of common stock on the grant date as determined in accordance with the 1995 Directors Plan.
     Each option granted to a non-employee director of the Company will be exercisable in two equal annual installments commencing on the anniversary of date of grant and ending upon the expiration or termination of the option. Options granted to non-employee directors of the Company terminate upon the expiration of one year following the date on which the non-employee director dies or on the date on which the non-employee director ceases to be a member of the board for any other reason unless such termination of service is due to (a) retirement from the board, (b) failure to stand for election with the board's consent, (c) resignation from the board with the board's consent, but not more than ten years after the date of grant.
     During fiscal 1995, options to purchase 21,000 shares of Common Stock at a price of $16.75 per share were granted under the 1995 Directors Plan. As of September 30, 1995, no options were vested under this plan.

                               CERTAIN AGREEMENTS

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

     In fiscal 1986, the Company entered into an employment agreement with Mr. Risher at the time he was hired. Upon the expiration of that employment agreement, in fiscal 1990 the Company entered into a new employment agreement with Mr. Risher. The agreement provides that in the event of termination of Mr. Risher's employment by the Company, other than for cause, Mr. Risher would be entitled to severance payments equal to three years total compensation, including base salary and bonus. The agreement also includes provisions prohibiting Mr. Risher from competing with the Company for a period of time after termination of his employment under certain circumstances. The Company also entered into an employment agreement with Mr. Raddi, which provides for severance payments equal to two years total compensation, and otherwise contains terms similar to those described above for Mr. Risher. Under these circumstances Mr. Risher and Mr. Raddi would currently receive $1,734,997 and

                                       16

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$498,200, respectively. In addition, the Company has a severance plan for the
Company's vice presidents providing for severance payments if their employment is terminated (including constructive termination) for reasons other than cause during the five-year period following a "change in control" of the Company. The plan defines a "change in control" as occurring when a person acquires 30% or more of the Company's voting securities or when there is a business combination (as defined in the plan) which has been approved by the Company's stockholders, a change in a majority of the members of the Board of Directors over a three year period (other than due to death, disability or resignation), or a change in control for purposes of specified federal securities laws. Under this plan, the affected officer would receive a payment equal to six months compensation plus an additional two months compensation for each year of service, up to an aggregate maximum severance payment equal to 30 months compensation.

STOCK PURCHASE AGREEMENTS

     In fiscal years 1986 and 1988, Mr. Risher purchased an aggregate of 200,000 shares of Common Stock from the Company at $4.00 per share in exchange for 10-year promissory notes secured by the Common Stock. The promissory notes delivered by Mr. Risher bear interest at the applicable Federal rate, as determined under Section 1274(d) of the Internal Revenue Code (the "Federal Rate"), and are payable immediately upon the sale of the shares purchased with the promissory notes. As of September 30, 1995, the aggregate principal and interest amount outstanding on these promissory notes was $700,000 and $535,062, respectively. This was also the largest aggregate amount of indebtedness outstanding during fiscal 1995 on these promissory notes.
     During fiscal 1989, all of the Company's current executive officers who were at that time employees of the Company, except for Messrs. Plimpton and Knox, purchased Common Stock from the Company pursuant to stock purchase agreements for $8.00 per share in exchange for 10-year promissory notes. The promissory notes delivered by the executive officers are secured by the shares of Common Stock, bear simple interest at the prime rate and are payable immediately upon the sale of the underlying shares and, following termination of an executive officer's employment, upon the first to occur of (i) the original maturity date of the promissory note, (ii) three years after the date of termination of employment or (iii) 90 days after the Company has filed the second registration statement under the Securities Act of 1933, as amended, for its Common Stock, following such termination of employment, pursuant to which such person could have registered such shares. The following information sets forth the name of each current executive officer who purchased shares during fiscal 1989 in exchange for notes, the number of shares purchased and the principal amount outstanding on the notes as of September 30, 1995, which in all but two cases, was the largest amount outstanding at any time during fiscal 1995: Mr. Risher, 136,090 shares, $1,008,720; Mr. Ascolese, 35,000 shares,
$280,000; Mr. Costanza, 28,250 shares, $226,000; Mr. Johnson, 18,250 shares,
$146,000; Mr. Kittrell, 50,000 shares, $280,000; Mr. Marrelli, 2,500 shares,
$20,000; Mr. Metzler, 12,250 shares, $85,272; Mr. Raddi, 68,000 shares,
$544,000; Mr. Schnaidt, 30,000 shares, $240,000. The interest accrued on these notes exchanged for stock for each of the executive officers as of September 30, 1995 is as follows: Mr. Risher, $473,571, Mr. Ascolese, $148,575, Mr. Costanza, $117,022, Mr. Johnson, $71,992, Mr. Kittrell, $151,610, Mr. Marrelli, $9,614,
Mr. Metzler, $48,078, Mr. Raddi, $272,660, Mr. Schnaidt, $126,550. In the case of Messrs. Kittrell and Metzler, the largest principal amount outstanding during 1995 was $320,000 in November 1994, and $98,000 in December 1994, respectively. The largest amount of interest accrued on these notes for Mr. Marrelli during fiscal 1995 was $9,467 in August 1995. All shares were vested as of September 30, 1995, and are registered for resale through a currently effective registration statement on Form S-3.
     In November 1994, the Company adopted a supplementary plan to encourage early payment of some or all of the principal and interest balance outstanding under the stock purchase notes. Under this plan, executives in good standing who have paid for the purchase of Common Stock by promissory notes are eligible to receive matching contributions up to individually set annual limits during calendar years 1995 through 1999 of 50% of the executives' voluntary prepayments of the balances outstanding under their notes. The match amounts will be grossed up and tax assisted. The maximum annual contribution by the Company is limited to $200,000 per calendar year, allocated among eligible executives based on performance and their outstanding note balance. If the maximum contribution of $200,000 is not reached by the end of June of each calendar year, the Committee has the ability to let executives contribute over their individual maximums. Any portion of the maximum annual contribution remaining unused at the end of the calendar year will be retired and will not increase the maximum for future years. In calendar 1995, all eligible executive officers participated. Voluntary prepayments totaled $240,000. Company contributions, including match and gross-up totaled the maximum $200,000.

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                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

     It is intended that shares represented by proxies in the accompanying form will be voted at the Annual Meeting in favor of the appointment of the firm of Arthur Andersen LLP (unless otherwise indicated on any proxy) as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1996. The Board of Directors has recommended the appointment of that firm. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so. THE DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-Laws of the Company. Nevertheless, the Board of Directors of the Company is submitting it to the shareholders to ascertain their views. If this appointment is not ratified by the holders of at least a majority of the shares of Common Stock of the Company at the Annual Meeting, the Board of Directors intends to reconsider its appointment of Arthur Andersen LLP as independent accountants of the Company.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     The cost of preparing, assembling, and mailing this proxy statement, the notice and form of proxy will be borne by the Company. The Company's management has made no arrangement to solicit proxies for the meeting other than by use of the mails, except that some solicitation may be made by facsimile, telephone or personal interview by directors, officers or regular employees of the Company, without compensation other than their regular compensation. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their customary expenses in sending proxy materials to beneficial owners of such shares.
     The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, each person named in the proxy intends to vote the proxy in accordance with his judgment on such matters.
     Any proposal intended to be presented at the 1997 Annual Meeting of Shareholders of the Company (the 1997 Annual Meeting) by any shareholder of the Company must be received by the Secretary of the Company at 8609 Six Forks Road, Raleigh, North Carolina 27615, not later than September 30, 1996, in order for such proposal to be included in the Company's proxy statement and proxy relating to the 1997 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1997 Annual Meeting any shareholder proposal that does not meet all of the requirements for such inclusion in effect at that time.
     The Federal Securities Laws require that the Company's directors, officers and persons who beneficially own more than ten percent of the Company's Common Stock file with the Securities and Exchange Commission reports indicating initial beneficial ownership and any changes in ownership of any equity securities of the Company. For the fiscal year ended September 30, 1995, all required persons filed in a timely manner.

     THE COMPANY WILL SEND A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR 1995 ON FORM 10-K, WITHOUT CHARGE, TO ANY SHAREHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK, UPON RECEIPT OF A WRITTEN REQUEST ADDRESSED TO: MARTY R. KITTRELL, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, EXIDE ELECTRONICS GROUP, INC., 8609 SIX FORKS ROAD, RALEIGH, NORTH CAROLINA 27615. UPON REQUEST, THE COMPANY WILL PROVIDE A LIST OF EXHIBITS TO THE REPORT AND THE COST OF EACH. ANY OF THE EXHIBITS TO THE REPORT WILL BE PROVIDED UPON PAYMENT OF THE COST NOTED ON THE LIST.

     This proxy statement is provided by direction of the Board of Directors.

                                         /s/ Nicholas J. Costanza
                                         NICHOLAS J. COSTANZA
                                         SECRETARY
January 26, 1996
                                       19

                     (Exide Electronics logo appears here)


                                      1996
                                 ANNUAL MEETING
                                OF SHAREHOLDERS
                           NOTICE AND PROXY STATEMENT